                       Securities and Exchange Commission
                             Washington, D.C. 20547
                         ------------------------------
                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)

                          Century Properties Fund XVII
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                            (Name of Subject Company)

                          Century Properties Fund XVII
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                      (Name of Person(s) Filing Statement)

                            Limited Partnership Units
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                         (Title of Class of Securities)

                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
--------------------------------------------------------------------------------
      (Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                Gregory M. Chait
                                  Robert Barker
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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         The information in the Offer to Purchase of AIMCO Properties, L.P.,
dated May 7, 2002 (the "Offer"), and Letter to Limited Partners, dated May 7, 2002, is incorporated herein by reference in answer to all of the Items of this
Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by Century Properties Fund XVII (the "Registrant"), a California limited partnership of which the managing general partner is Fox Partners, a wholly owned subsidiary of AIMCO Properties, L.P. The Registrant's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is
(303) 757-8101. The title of the class of equity securities to which this statement relates are the units of limited partnership interest of the Registrant.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership Interest of Century Properties Fund XVII (Exhibit 1 to Schedule TO of AIMCO Properties, L.P., dated May 7, 2002, is incorporated herein by reference).

         (b) Letter to Limited Partners of Century Properties Fund XVII, dated May 7, 2002 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P., dated May 7, 2002, is incorporated herein by reference).




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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 7, 2002


                                           CENTURY PROPERTIES FUND XVII

                                           By:  FOX PARTNERS
                                                (General Partner)

                                           By:  FOX CAPITAL MANAGEMENT
                                                CORPORATION
                                                (General Partner - Fox Partners)


                                           By:      /s/ Patrick J. Foye
                                               ---------------------------------
                                               Executive Vice President


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                                  EXHIBIT INDEX

        EXHIBIT
        NUMBER    DESCRIPTION
        -------   -----------
          (a)     Offer to Purchase of AIMCO Properties, L.P. for Units of
                  Limited Partnership Interest of Century Properties Fund XVII
                  (Exhibit 1 to Schedule TO of AIMCO Properties, L.P., dated May
                  7, 2002, is incorporated herein by reference).

          (b) Letter to Limited Partners of Century Properties Fund XVII, dated May 7, 2002 (Exhibit 4 to Schedule TO of AIMCO
                  Properties, L.P., dated May 7, 2002, is incorporated herein by reference).